Exhibit 21
Micron Electronics, Inc.
Subsidiaries of the Registrant



                                      State (or jurisdiction)   Percentage
                                             in which            Ownership
Name                                       Incorporated        by Registrant
------------------------------------  -----------------------  -------------
Micron Custom Manufacturing
  Services, Inc.                              Idaho                100%
  M.C.M.S. SDN. BHD.                         Malaysia              100%

Micron Electronics (H.K.) Limited           Hong Kong              100%

Micron Electronics Japan K.K.                 Japan                100%

Micron Overseas Trading, Inc.                Barbados              100%

NetFRAME Systems Incorporated               Delaware              100%